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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         (Amendment No.      1      )*
                                        ------------


                               ELXSI CORPORATION
  ---------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   268613025
                            ----------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/95)

4099613

-----------------------
  CUSIP NO. 268613025                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
      94-1681731
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          220,400**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      220,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
        **ELXSI HAS THE OPTION TO REPURCHASE 110,200 SHARES AT ANYTIME.

                                    Page 2
4099613

-----------------------
  CUSIP NO. 268613025                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Financial, Inc.
      #33-0450243
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          220,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      220,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

4099613

-----------------------
  CUSIP NO. 268613025                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Capital Corporation (formerly Continental Equity Capital Corporation) #36-3009841
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            220,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          220,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      220,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

4099613

-----------------------
  CUSIP NO. 268613025                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Seafirst Corporation (Seafirst Corporation merged into BankAmerica Corporation on January 1, 1996)
      91-0906215

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      State of Washington

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

4099613

-----------------------
  CUSIP NO. 268613025                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Seattle-First National Bank
      91-0402650

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

4099613

                                 SCHEDULE 13G
                                 ------------


Item 1(a)  Name of Issuer:                 Elxsi Corporation

      (b)  Address of Issuer's             4209 Vineland Road, St. J-1
           Principal Executive Offices:    Orlando, FL 32811

Item 2(a)  Names of Person Filing:         BankAmerica Corporation
                                             ("BAC")
                                           BankAmerica Financial, Inc.
                                             ("BAF")
                                           BankAmerica Capital
                                             Corporation ("BACC")
                                           Seafirst Corporation ("SC")
                                           Seattle-First National Bank
                                             ("SFNB")

      (b)  Address of Principal            (For BAC and BAF)
           Business Offices:               555 California Street
                                           San Francisco, CA 94104

                                           (For BACC)
                                           231 South LaSalle St.
                                           Chicago, IL 60697

                                           (For SC and SFNB)
                                           701 Fifth Avenue
                                           Seattle, WA  98104

      (c)  Citizenship:                    BAC and BAF are organized under the
                                           laws of Delaware.  BACC is organized
                                           under the laws of Delaware.  SC is
                                           organized under the laws of the state
                                           of Washington.  SFNB is organized
                                           under the laws of the United States.

      (d)  Title of Class of Securities:   Common Stock

      (e)  CUSIP Number:                   268613205

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:*

          (a) [ ]  Broker or Dealer registered under Section 15 of the Act

          (b) [X]  Bank as defined in section 3(a)(6) of the Act

          (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

* Not applicable as to BAF and BACC's beneficial ownership. For BAF and BACC this statement is filed pursuant to Rule 13d-1(c).

4099613

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

          (g) [X]   Parent Holding Company, in accordance with
                    (S)240.13d-1(b)(ii)(G); (Note: see Item 7)

          (h) [ ]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)


Item 4    Ownership

          (a) Amount Beneficially Owned:
                 BAC                                          220,400
                 BAF                                          220,400
                 BACC                                         220,400
                 SC                                                 0
                 SFNB                                               0

          (b) Percent of Class:
                 BAC                                             4.6%
                 BAF                                             4.6%
                 BACC                                            4.6%
                 SC                                                0%
                 SFNB                                              0%

          (c) Number of shares as to which such person has:

                (i) sole power to vote or direct the vote:
                      BAC                                           0
                      BAF                                           0
                      BACC                                    220,400
                      SC                                            0
                      SFNB                                          0

               (ii) shared power to vote or direct the vote:
                      BAC                                           0
                      BAF                                           0
                      BACC                                          0
                      SC                                            0
                      SFNB                                          0

              (iii) sole power to dispose or direct the
                    disposition of:
                      BAC                                           0
                      BAF                                           0
                      BACC                                          0
                      SC                                            0
                      SFNB                                          0

             (iv) shared power to dispose or direct the
                  disposition of:*
                      BAC                                     220,400
                      BAF                                     220,400
                      BACC                                    220,400
                      SC                                            0
                      SFNB                                          0

* The power to dispose or direct the disposition of shares is shared between the parent company and its subsidiaries.

4099613

Item 5    Ownership of Five Percent or Less of a Class.

          If this statement is being filed to
          report the fact that as of the date
          hereof the reporting person has ceased
          to be the beneficial owner of more
          than five percent of the class of
          securities, check the following [X].


Item 6    Ownership of More than Five Percent on Behalf
          of Another Person.                               Not Applicable.

Item 7    Identification and Classification of
          the Subsidiaries Which Acquired
          the Security Being Reported on by
          the Parent Holding Company.

          See Item 2.  All the entities described
          below are wholly-owned subsidiaries of
          BAC, which is a registered bank holding
          company.  BAF is a direct wholly-owned
          subsidiary of BAC and BACC is a wholly-owned subsidiary of BAF. SC, a bank holding company registered under the Bank Holding
          Company Act, is the parent of SFNB. SFNB is a Bank, as defined in Section 3(a)(6) of the Act.

Item 8    Identification and Classification
          of Members of the Group.

          See Item 7.

Item 9    Notice of Dissolution of Group.                  Not Applicable.

Item 10   Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

4099613

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   BankAmerica Corporation



Dated:  February 7, 1996           By  /s/ JAMES H. WILLIAMS
                                      --------------------------
                                      James H. Williams
                                      Executive Vice President

4099613

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   BankAmerica Financial, Inc.



Dated:  February 2, 1996           By  /s/ MARK H. POPIELUCH
                                      --------------------------
                                      Mark H. Popieluch
                                      President



Dated:  February 6, 1996           By  /s/ LISA TRYGG
                                      --------------------------
                                      Lisa Trygg
                                      Vice President

4099613

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                   BankAmerica Capital Corporation


Dated:  February 9, 1996           By  /s/ JUDITH A. BOYLE
                                      --------------------------
                                      Judith A. Boyle
                                      Counsel

4099613

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   BankAmerica Corporation (through successor in interest by merger of Seafirst Corporation into BankAmerica Corporation)


Dated:  February 9, 1996           By   /s/ JUDITH A. BOYLE
                                       --------------------------
                                       Judith Boyle
                                       Counsel

4099613

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Seattle-First National Bank


Dated:  February 2, 1996           By   /s/ STANLEY A. CARLSON
                                       --------------------------
                                       Stanley A. Carlson
                                       Senior Vice President,
                                       General Counsel and
                                       Corporate Secretary

4099613

Board of Directors                                  Adopted:  November 1, 1993
BankAmerica Corporation                          Last amended:  August 1, 1994


           GENERAL OPERATING AND BORROWING RESOLUTION (Excerpts from)

     1. Any two BAC officers listed below under the designation "Group 1" (the "Officers"):

                                    GROUP 1

          the Chairman of the Board
          the Chief Executive Officer
          the President
          any Vice Chairman of the Board
          any Vice Chairman
          the Chief Financial Officer
          the Treasurer
          any Executive Vice President
          any Senior Vice President
          any Vice President
          the Secretary

     2. Any one BAC officer listed above under either the designation GROUP 1 or GROUP 2, or any member of the Legal Department of Bank of America NT&SA holding the title of counsel or a title senior thereto be, and hereby is, authorized to sign registrations, reports, certificates, applications and other writings on behalf of BAC for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed desirable by such officer or attorney in connection with BAC's activities or affairs.


4126526

Board of Directors                                             March 29, 1994
BankAmerica Financial, Inc.


                          GENERAL OPERATING RESOLUTION

     RESOLVED, that any two of the following officers of BankAmerica Financial, Inc., to-wit:

                 Chairman of the Board
                 President
                 any Senior Vice President
                 any Vice President

or any one of the foregoing officers together with

                 any Assistant Vice President
                 any Assistant Treasurer

are fully authorized and empowered to convey real property, transfer personal property, sign, execute and deliver deeds, leases, contracts, notes, negotiable instruments, agreements, and all other written instruments and documents for and on behalf of this Corporation, in addition to the authority of said officers prescribed in the By-Laws of the Corporation.



4126540

Board of Directors                                        February 14, 1995
BankAmerica Capital Corporation


                  GENERAL OPERATING RESOLUTION (Excerpts from)

     4. The Board of Directors of this corporation authorizes any officer of this corporation, or any attorney in the Legal Department of Bank of America NT&SA with the title of counsel or a title senior thereto to sign registrations, reports, certificates, applications and other writings on behalf of this corporation for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as the officer or attorney deems appropriate.



4126522

Board of Directors                                          September 20, 1984
Seattle First National Bank



                  GENERAL SIGNATURE RESOLUTION (Excerpts from)

          RESOLVED THAT: Instruments, documents or agreements relating to or affecting the property or business and affairs of this Corporation or of this Corporation when acting in any representative or fiduciary capacity, may be executed in its name, with or without its corporate seal, by the following Officer or Officers within the scope of the signing authority described herein.

     The general composition of the signature groups used is:

     Group A:  Executive Officer

     Chairman of the Board, President, Vice Chairman of the Board Vice President, Corporate Secretary and Cashier, or any officer so designated by the Chief Executive Officer.



4126618